Exhibit 99

PRESS RELEASE

For Release:	October 31, 2019
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP & Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS 2019 THIRD QUARTER RESULTS

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced 2019 third quarter net income of $3.72 million, or $.35 per share, compared to 2018 third quarter net income of $3.07 million, or $.29 per share.  The 2018 third quarter results included expenses related to the acquisitions of First Federal of Northern Michigan (“FFNM”) and Lincoln Community Bank (“Lincoln”), which had an after-tax impact of $276 thousand on earnings.  Adjusted net income (net of transaction related expenses) for the third quarter of 2018 was $3.35 million or $.31 per share.  Third quarter 2019 net income, compared to 2018 third quarter adjusted net income, increased by $373 thousand, or 11%.

Net income for the first three quarters of 2019 was $10.56 million, or $.98 per share, compared to $5.00 million, or $.60 per share for the same period of 2018.  When giving effect to after-tax transaction related expenses of $2.08 million for the first three quarters, adjusted nine-month net income for 2018 was $7.08 million, or $.85 per share.  The year-over-year increase in  net income for the first three quarters was $3.47 million, or 49% when giving effect to the transaction expenses in 2018.

Total assets of the Corporation at September 30, 2019 were $1.36 billion, compared to $1.25 billion at September 30, 2018.  Weighted average shares outstanding for the third quarter of 2019 were 10,740,712, compared to 10,712,745 for the same period of 2018. Shareholders’ equity at September 30, 2019 totaled $160.17 million, compared to $149.37 million at September 30, 2018.  Book value per share equated to $14.91 at the end of the third quarter 2019, compared to $13.94 per share a year ago.  Tangible book value at quarter-end was $135.38 million, or $12.60 per share, compared to $124.61 million, or $11.63 per share, at the end of the third quarter 2018.

Additional notes:

•                  mBank, the Corporation’s primary asset, recorded year-to-date net income of $11.33 million for the first nine months of 2019, compared to $6.73 million for the same period of 2018. The 2018 nine-month results included expenses related to the acquisition of FFNM and Lincoln, which had an after-tax impact of $1.47 million on earnings.  Adjusted bank net income (net of transaction related expenses) for the first three quarters of 2018 was $8.20 million, equating to a year-over-year increase of $3.13 million, or 38%.  The increase in net income equated to an improvement in Return on Average Assets at the bank from .80% (.97% as adjusted) for the first nine months of 2018 to 1.14% for the same period of 2019.

•                  On August 28, 2019 the Corporation announced a common stock repurchase program authorizing the buyback of up to 5% of outstanding MFNC shares.  There is no guarantee as to the exact number of shares, if any, that will be repurchased by the Corporation, and the Corporation may discontinue purchases at any time that management determines additional purchases are not warranted. The Board’s approval of this program reflects its confidence in the Corporation’s intrinsic value. Repurchasing stock is one means of underscoring the Corporation’s commitment to enhancing shareholder value and it is a tool for proactive capital management.

•                  On September 17, 2019 the Corporation’s board of directors declared a cash dividend of $.14 per common share for the third quarter of 2019. The dividend was an increase of $.02 per share from the prior quarter’s dividend and represents a 17% increase in the annualized dividend from $.48 per share to $.56 per share.

•                  Total core bank deposits have increased $74.30 million (or 7.7%) in the first nine months of 2019 through more proactive sales activity in the treasury management line of business and increased marketing efforts in key retail markets where the Corporation has achieved some success in obtaining high value clients.

•                  Reliance on higher-cost brokered deposits continues to decrease significantly from $136.76 million, or 12.46% of total deposits at year-end 2018, to a second quarter 2019 balance of $114.10 million, or 10.23% of total deposits, to $78.50 million, or 6.57% of total deposits as of the end of the third quarter of 2019.

•                  Third quarter 2019 net interest margin remained solid at 4.39%.  Core operating margin for the third quarter, which is net of accretive yield from purchase accounting treatment on acquired loans (“accretion”), was 4.26%.

Revenue

Total revenue of the Corporation for third quarter 2019 was $17.91 million, compared to $16.63 million for the third quarter of 2018.  Total interest income for the quarter ended September 30, 2019 was $16.03 million, compared to $15.29 million for the same period in 2018. The 2019 third quarter interest income included $404 thousand from accretion associated with acquisitions.  Accretion was $1.01 million for the same period of 2018.  The year-over-year change in accretive yield was mainly associated with the normal level-yield accounting treatment for acquired loan portfolios.

Loan Production and Portfolio Mix

Total balance sheet loans at September 30, 2019 were $1.06 billion, compared to September 30, 2018 balances of $993.81 million.  Total loans under management reside at $1.36 billion, which includes $303.78 million of service retained loans.  Loan production for the third quarter of 2019 was $104.58 million, compared to $99.99 million for the third quarter of 2018.  Overall loan production for the first nine months of 2019 was $289.15 million, compared to $203.97 million for the same period of 2018, an increase of $85.18 million, or 42%.  Increased production was evident in all lines of business and across the entire market footprint, but driven primarily through commercial lending activities, which were up $74 million year-over-year. New production efforts have resulted in year-to-date 2019 organic balance sheet loan growth of $21.08 million, or annualized growth of approximately 3%.

2019 New Loan Production

$ in thousands (000)

	Q1	Q2	Q3	YTD
Upper Peninsula	$24,631	$38,069	$35,430	$98,130
Northern Lower Peninsula	33,895	33,654	30,169	97,718
Southeast Michigan	10,256	11,755	25,125	47,136
Wisconsin	6,486	18,883	13,942	39,311
Asset-Based Lending	6,100	750	—	6,850
Total	$81,368	$103,111	$104,666	$289,145

Payoff activity, outside of normal amortization, continued to constrain portfolio growth with approximately $99 million of total principal reduction ahead of original terms through the third quarter of 2019. Of this amount, $65.7 million came from the commercial portfolio with $21.8 million of the total being related to borrowers divesting of the collateral and $23.3 million being refinanced out at pricing or terms that the Corporation was not able or willing to compete with.  As noted in the charts below, the loan portfolio remains well balanced and diversified in terms of geography and loan type.

Commenting on new loan production and overall lending activities, President of the Corporation and President and CEO of mBank, Kelly W. George, stated, “We are pleased with our nine-month 2019 lending trends in the wake of some continued payoff activity and the rate cuts that occurred in the third quarter, which applied increased pricing pressure for fixed rate commercial loans, a trend we expect to continue going forward.  We continue to see good loan opportunities in all our markets, both on the commercial and retail side, with a solid pipeline moving through the end of the year and into 2020. Given the downward rate environment shift, management has pivoted to ensure that our margin is well maintained and that growth is in the form of ongoing profitable loans that will ensure the long-term integrity of the company’s well-matched balance sheet. We will continue to proactively monitor and try to reduce payoff activity on the commercial side, given the continued competitive pressure for good loans from all types of lending conduits.  However, we will not stretch to retain credits within the portfolio that could apply undue stress and negatively impact our balance sheet in the long-term from either a macro composition or a micro individual credit level perspective if adverse changes in overall economic conditions in our regions were to occur.”

Credit Quality

Nonperforming loans totaled $4.86 million, or .46% of total loans at September 30, 2019, compared to $4.53 million, or .46% of total loans at September 30, 2018. Total loan delinquencies greater than 30 days resided at a nominal .84%, compared to .97% at September 30, 2018.  The nonperforming assets to total assets ratio resided at .55% for third quarter of 2019, compared to .53% for the third quarter of 2018.

Commenting on overall credit risk, Mr. George stated, “We have seen no material signs of any credit issues on a systematic or individual credit basis within our loan book.  There has been no indication of softening credit quality through increased payment period times for legacy clients or material deterioration in commercial client financial statements in any of our core industries in which we lend.  Purchase accounting marks from the previously acquired banks have continued to prove accurate, attaining expected accretion levels, which should continue into future periods on the normal accretion schedule.”

Margin Analysis and Funding

Net interest income for the third quarter of 2019 was $13.32 million, with $404 thousand of accretion, resulting in a Net Interest Margin (“NIM”) of 4.39%, compared to $13.21 million in the third quarter of 2018, with $1.01 million of accretion and a NIM of 4.60%.  Core operating margin, which is net of accretion from acquired loans, was 4.26% for the third quarter 2019 and 4.24% for the same period of 2018.  Comparatively, net interest income for the second quarter of 2019 resided at $14.00 million ($741 thousand of accretion), a NIM of 4.76% and core NIM of 4.43%.  As illustrated in the chart below, core NIM remains comparatively strong but was impacted, as were the margins of most banks, by the Federal Reserve Bank (the “Fed”) rate moves in the third quarter and the effect of these moves on the Corporation’s variable based loan portfolio.

Total bank deposits (excluding brokered deposits) have increased by $132.33 million year-over-year from $902.74 million at September 30, 2018 to $1.04 billion at third quarter-end 2019 as a result of the Lincoln acquisition (approximately $53.00 million) and organic efforts (approximately $79.33 million).  Total brokered deposits have decreased significantly and were $78.50 million at September 30, 2019, compared to $125.32 million at September 30, 2018, a decrease of 43%.  FHLB (Federal Home Loan Bank) and other borrowings were slightly increased from $70.08 million at the end of the third quarter 2019 from $58.22 million at the end of the third quarter 2018.  This slight increase was due to the Corporation opportunistically extending duration of roughly $25 million of liability funding taking advantage of the inverted yield curve, given the overall duration of wholesale funding remains very short.

Mr. George stated, “The Corporation’s margin remains strong despite the two recent Fed rate cuts with continued focus on pricing of both the loan and deposit portfolio.  We expect some core margin compression from the Fed activity as we continue to proactively review traditional bank product offerings to maintain a competitive position with local peers, as well as regional and national banks.  We were able to adjust some liability pricing in concert with the rate moves and some term liabilities, i.e. brokered deposits, are being paid off or rolled over at lesser rates as they mature.   With our bank deposits up roughly $74 million since year-end 2018, our strong liquidity position has allowed for continued reduction in higher cost brokered deposits over the course of the first three quarters of 2019.  We have significantly lessened our reliance on wholesale funding while maintaining a shorter duration to allow for continued repricing of most brokered CD’s in a timely manner given the rate forecast. Our focus on new core deposit procurement remains a key initiative for 2019 and into 2020, which has provided some nice procurement of new high value clients.  We will look to continue to wind down our wholesale funding exposure through aggressive marketing and business development initiatives in our commerce hubs and within our Treasury Management line of business throughout our entire footprint.”

Noninterest Income / Expense

Third quarter 2019 noninterest income was $1.88 million, compared to $1.34 million for the same period of 2018.  The year-over-year improvement is a combination of the scale provided by the two 2018 acquisitions, as well as continued focus on drivers of noninterest income, including secondary market mortgage and SBA sales. Noninterest expense for the third quarter of 2019 was $10.44 million, compared to $10.62 million for the same period of 2018.  The expense variance from 2018 was impacted by the transaction related expenses from FFNM, which equated to $350 thousand on a pre-tax basis.  For comparison purposes, noninterest expense remains consistent quarter-over-quarter with the second quarter of 2019 equating to $10.26 million.

Assets and Capital

Total assets of the Corporation at September 30, 2019 were $1.36 billion, compared to $1.25 billion at September 30, 2018.  Shareholders’ equity at September 30, 2019 totaled $160.17 million, compared to $149.37 million at September 30, 2018.  Book value per share equated to $14.91 at the end of the third quarter 2019, compared to $13.94 per share a year ago.  Tangible book value at quarter-end was $135.38 million, or $12.60 per share, compared to $124.61 million, or $11.63 per share at the end of the third quarter of 2018.  Both the 2018 common stock offering and the 2018 acquisitions had positive impacts on the Corporation’s overall capitalization and regulatory capital ratios. Both the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 12.90% and 12.81% and tier 1 capital to total tier 1 average assets at the Corporation of 9.81% and at the bank of 9.74%.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “We believe that the first three quarters of 2019 reflect the positive trends in operating metrics and earnings quality as we fully absorbed the two 2018 acquisitions. We continue to improve efficiency and our core funding with our larger operating platform while we work to protect our margin in this changing rate environment.  We will continue to be receptive to acquisitions with sound economics as we focus on operating efficiencies, credit trends and growth within the constructs of our credit and pricing philosophies.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.3 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2019	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,355,383	$1,318,040	$1,254,335
Loans	1,059,942	1,038,864	993,808
Investment securities	107,091	116,748	112,265
Deposits	1,113,579	1,097,537	1,028,058
Borrowings	70,079	60,441	58,216
Shareholders’ equity	160,165	152,069	149,367

Selected Statements of Income Data (nine months and year ended)
Net interest income	$40,557	$47,130	$33,336
Income before taxes	13,361	10,593	6,333
Net income	10,555	8,367	5,002
Income per common share - Basic	.98	.94	.60
Income per common share - Diluted	.98	.94	.60
Weighted average shares outstanding - Basic	10,733,926	8,891,967	8,278,371
Weighted average shares outstanding- Diluted	10,744,119	8,921,658	8,304,689

Three Months Ended:
Net interest income	$13,324	$13,495	$13,214
Income before taxes	4,708	4,260	3,889
Net income	3,719	3,365	3,069
Income per common share - Basic	.35	.31	.29
Income per common share - Diluted	.35	.31	.29
Weighted average shares outstanding - Basic	10,740,712	10,712,745	10,712,745
Weighted average shares outstanding- Diluted	10,752,178	10,712,745	10,734,465

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.61%	4.44%	4.37%
Efficiency ratio	68.81	77.70	81.29
Return on average assets	1.06	.71	.59
Return on average equity	9.01	6.94	6.04

Average total assets	$1,333,734	$1,177,455	$1,129,082
Average total shareholders’ equity	156,565	120,478	110,785
Average loans to average deposits ratio	93.91%	97.75%	98.46%

Common Share Data at end of period:
Market price per common share	$15.46	$13.65	$16.20
Book value per common share	14.91	14.20	13.94
Tangible book value per share	12.60	11.61	11.63
Dividends paid per share, annualized	.520	.480	.480
Common shares outstanding	10,740,712	10,712,745	10,712,745

Other Data at end of period:
Allowance for loan losses	$5,308	$5,183	$5,186
Non-performing assets	$7,473	$8,196	$6,675
Allowance for loan losses to total loans	.50%	.50%	.52%
Non-performing assets to total assets	.55%	.62%	.53%
Texas ratio	5.31%	6.33%	5.14%

Number of:
Branch locations	29	29	30
FTE Employees	301	288	288

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,	September 30,
	2019	2018	2018
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$66,722	$64,151	$60,619
Federal funds sold	16,202	6	9
Cash and cash equivalents	82,924	64,157	60,628

Interest-bearing deposits in other financial institutions	11,275	13,452	9,149
Securities available for sale	107,091	116,748	112,265
Federal Home Loan Bank stock	4,924	4,924	4,860

Loans:
Commercial	752,715	717,032	680,451
Mortgage	287,013	301,461	295,010
Consumer	20,214	20,371	18,347
Total Loans	1,059,942	1,038,864	993,808
Allowance for loan losses	(5,308)	(5,183)	(5,186)
Net loans	1,054,634	1,033,681	988,622

Premises and equipment	23,709	22,783	21,831
Other real estate held for sale	2,618	3,119	2,149
Deferred tax asset	4,599	5,763	6,285
Deposit based intangibles	5,212	5,720	4,373
Goodwill	19,574	22,024	20,389
Other assets	38,823	25,669	23,784

TOTAL ASSETS	$1,355,383	$1,318,040	$1,254,335

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$285,887	$241,556	$240,940
NOW, money market, interest checking	375,267	368,890	341,651
Savings	110,455	111,358	104,382
CDs<$250,000	250,506	225,236	199,015
CDs>$250,000	12,964	13,737	16,755
Brokered	78,500	136,760	125,315
Total deposits	1,113,579	1,097,537	1,028,058

Federal funds purchased	—	2,905	11,000
Borrowings	70,079	57,536	58,216
Other liabilities	11,560	7,993	7,694
Total liabilities	1,195,218	1,165,971	1,104,968

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 10,740,712; 10,712,745 and 10,712,745 respectively	129,292	129,066	129,008
Retained earnings	29,949	23,466	21,386
Accumulated other comprehensive income (loss)
Unrealized (losses) gains on available for sale securities	1,142	(245)	(806)
Minimum pension liability	(218)	(218)	(221)
Total shareholders’ equity	160,165	152,069	149,367

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,355,383	$1,318,040	$1,254,335

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$14,829	$14,097	$45,010	$36,558
Tax-exempt	45	25	134	81
Interest on securities:
Taxable	675	723	2,058	1,655
Tax-exempt	78	84	261	232
Other interest income	403	362	1,155	758
Total interest income	16,030	15,291	48,618	39,284

INTEREST EXPENSE:
Deposits	2,464	1,698	7,333	4,536
Borrowings	242	379	728	1,412
Total interest expense	2,706	2,077	8,061	5,948

Net interest income	13,324	13,214	40,557	33,336
Provision for loan losses	50	50	350	200
Net interest income after provision for loan losses	13,274	13,164	40,207	33,136

OTHER INCOME:
Deposit service fees	383	414	1,197	1,006
Income from loans sold on the secondary market	586	423	1,253	877
SBA/USDA loan sale gains	496	184	650	318
Mortgage servicing amortization	238	110	486	123
Other	175	212	519	496
Total other income	1,878	1,343	4,105	2,820

OTHER EXPENSE:
Salaries and employee benefits	5,669	5,600	16,615	14,627
Occupancy	987	963	3,072	2,702
Furniture and equipment	768	681	2,209	1,856
Data processing	785	720	2,202	1,810
Advertising	203	258	726	645
Professional service fees	536	421	1,517	1,122
Loan origination expenses and deposit and card related fees	314	242	677	516
Writedowns and losses on other real estate held for sale	(24)	36	77	102
FDIC insurance assessment	(141)	201	70	544
Communications expense	221	171	681	478
Transaction related expenses	—	350	—	2,463
Other	1,126	975	3,105	2,758
Total other expenses	10,444	10,618	30,951	29,623

Income before provision for income taxes	4,708	3,889	13,361	6,333
Provision for income taxes	989	820	2,806	1,331

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,719	$3,069	$10,555	$5,002

INCOME PER COMMON SHARE:
Basic	$.35	$.29	$.98	$.60
Diluted	$.35	$.29	$.98	$.60

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	September 30,	December 31,	September 30,
	2019	2018	2018
	(Unaudited)		(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$142,176	$150,251	$144,079
Hospitality and tourism	94,143	77,598	81,033
Lessors of residential buildings	50,891	50,204	43,699
Gasoline stations and convenience stores	24,917	24,189	21,156
Logging	22,725	20,860	20,758
Commercial construction	34,511	29,765	12,750
Other	383,352	364,165	356,976
Total Commercial Loans	752,715	717,032	680,451

1-4 family residential real estate	268,333	286,908	277,508
Consumer	20,214	20,371	18,347
Consumer construction	18,680	14,553	17,502

Total Loans	$1,059,942	$1,038,864	$993,808

Credit Quality (at end of period):

	September 30,	December 31,	September 30,
	2019	2018	2018
	(Unaudited)		(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$4,844	$5,054	$4,526
Loans past due 90 days or more	11	23	—
Restructured loans	—	—	—
Total nonperforming loans	4,855	5,077	4,526
Other real estate owned	2,618	3,119	2,149
Total nonperforming assets	$7,473	$8,196	$6,675
Nonperforming loans as a % of loans	.46%	.49%	.46%
Nonperforming assets as a % of assets	.55%	.62%	.53%
Reserve for Loan Losses:
At period end	$5,308	$5,183	$5,186
As a % of outstanding loans	.50%	.50%	.52%
As a % of nonperforming loans	109.33%	102.09%	114.58%
As a % of nonaccrual loans	109.58%	102.55%	114.58%
Texas Ratio	5.31%	6.33%	5.14%

Charge-off Information (year to date):
Average loans	$1,041,991	$941,221	$906,784
Net charge-offs (recoveries)	$225	$396	$93
Charge-offs as a % of average loans, annualized	.03%	.04%	.01%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	September 30,	June 30,	March 31,	December 31	September 30,
	2019	2019	2019	2018	2018
BALANCE SHEET (Dollars in thousands)

Total loans	$1,059,942	$1,060,703	$1,045,428	$1,038,864	$993,808
Allowance for loan losses	(5,308)	(5,306)	(5,154)	(5,183)	(5,186)
Total loans, net	1,054,634	1,055,397	1,040,274	1,033,681	988,622
Total assets	1,355,383	1,330,723	1,316,996	1,318,040	1,254,335
Core deposits	1,022,115	989,116	965,359	947,040	885,988
Noncore deposits	91,464	125,737	131,889	150,497	142,070
Total deposits	1,113,579	1,114,853	1,097,248	1,097,537	1,028,058
Total borrowings	70,079	46,232	53,678	60,441	69,216
Total shareholders’ equity	160,165	157,840	154,746	152,069	149,367
Total tangible equity	135,379	133,236	129,973	124,325	124,605
Total shares outstanding	10,740,712	10,740,712	10,740,712	10,712,745	10,712,745
Weighted average shares outstanding	10,740,712	10,740,712	10,720,127	10,712,745	10,712,745

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,354,220	$1,326,827	$1,320,080	$1,320,996	$1,284,068
Loans	1,065,337	1,051,998	1,046,740	1,043,409	1,001,763
Deposits	1,124,433	1,103,413	1,099,644	1,087,174	1,042,004
Equity	159,453	156,491	153,689	149,241	149,202

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,324	$13,997	$13,236	$13,795	$13,214
Provision for loan losses	50	200	100	300	50
Net interest income after provision	13,274	13,797	13,136	13,495	13,164
Total noninterest income	1,878	1,110	1,117	1,443	1,343
Total noninterest expense	10,444	10,263	10,244	10,678	10,618
Income before taxes	4,708	4,644	4,009	4,260	3,889
Provision for income taxes	989	975	842	895	820
Net income available to common shareholders	$3,719	$3,669	$3,167	$3,365	$3,069
Income pre-tax, pre-provision	$4,758	$4,844	$4,109	$4,560	$3,939

PER SHARE DATA

Earnings per common share	$.35	$.34	$.30	$.31	$.29
Book value per common share	14.91	14.70	14.41	14.20	13.94
Tangible book value per share	12.60	12.40	12.10	11.61	11.63
Market value, closing price	15.46	15.80	15.74	13.65	16.20
Dividends per share	.140	.120	.120	.120	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.46%	.44%	.53%	.49%	.46%
Nonperforming assets/total assets	.55	.51	.57	.62	.53
Allowance for loan losses/total loans	.50	.50	.49	.50	.52
Allowance for loan losses/nonperforming loans	109.33	113.55	92.23	102.09	114.58
Texas ratio	5.31	4.91	5.59	6.33	5.14

PROFITABILITY RATIOS

Return on average assets	1.09%	1.11%	.97%	1.01%	.95%
Return on average equity	9.25	9.40	8.36	8.95	8.16
Net interest margin	4.39	4.76	4.55	4.64	4.60
Average loans/average deposits	94.74	95.34	95.10	95.97	96.14

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.81%	9.74%	9.54%	9.24%	9.51%
Tier 1 capital to risk weighted assets	12.39	12.20	12.28	11.95	12.62
Total capital to risk weighted assets	12.90	12.72	12.79	12.47	13.17
Average equity/average assets (for the quarter)	11.77	11.80	11.64	11.30	11.62
Tangible equity/tangible assets (at quarter end)	10.17	10.20	10.06	9.64	10.13